FOR IMMEDIATE RELEASE

CONTACT: Michael J. Quinn, President and Chief Executive Officer

TELEPHONE: (845) 790-1501

RHINEBECK BANK RECEIVES SBA AUTHORIZATION TO FUND $84.9 MILLION IN PAYCHECK PROTECTION PROGRAM LOANS FOR HUDSON VALLEY
SMALL BUSINESSES AND NON-PROFITS

Poughkeepsie,  New York,  May 6, 2020 – Rhinebeck Bancorp, Inc., (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), announced today that the Bank has received authorization from the U.S. Small Business Administration (“SBA”)  to fund approximately $84.9 million in loans under the SBA’s Paycheck Protection Program (“PPP").  As a result, approximately 600 Hudson Valley small businesses and non-profits received much-needed relief from the devastating economic impact of COVID-19. Equally as important, the Bank’s efforts have helped to save over 9,200 local jobs.

Rhinebeck Bank President and CEO, Michael J. Quinn, noted the tireless work of Bank staff as part of the PPP loan process.  “I continue to be tremendously grateful to all of our employees who continue to provide superior customer service during this time.  I’m humbled by their dedication, professionalism, respect, empathy and accountability,” said Quinn.  “While this was a truly collaborative effort among numerous departments, it could not have been accomplished without our Credit Administration, Commercial Lending, Branch Managers and Loan Documentation teams, who helped to process, approve and document all of the PPP loans.”

About Rhinebeck Bank

For over 160 years, Rhinebeck Bank has been an integral part of the area's economic growth and a driving force for commerce along the Hudson River. Rhinebeck Bank takes pride in being personally involved in local businesses, communities and charitable organizations. Its ability to be responsive to the needs of its customers and community has led to its continued growth. For more information about Rhinebeck Bank or any of their products or services, please visit www.RhinebeckBank.com.